News Release For Immediate Release

Contact:                   Jeff Laudin June 1, 2015
Phone:                   402-963-1158
Fax:                   402-963-1198

Valmont Appoints Dr. Theo W. Freye to its Board of Directors

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI) announced that it has appointed Dr. Theo W. Freye to its Board of Directors.

Dr. Freye is the retired CEO (Speaker of the Executive Board) of CLAAS KgaA. CLAAS is a $4.5 billion family owned agricultural machinery firm headquartered in Germany. During his 34 year career with CLAAS, Theo held various leadership positions including Chairman and President of CLAAS North America.

Dr. Freye holds a Master’s degree in Mechanical Engineering from the University of Braunschweig and a Ph.D. in Agricultural Science from the University of Hohenheim, both located in Germany.

Commenting on the appointment, Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer said, “We welcome Dr. Freye, a truly global agricultural executive, to Valmont’s Board. He will bring invaluable experience and insights to Valmont as we pursue our strategic initiatives.”

Added Dr. Freye, “I am pleased to join Valmont’s Board at a time when the company is expanding in global markets. Valmont is a recognized leader in its agricultural and infrastructure markets, and I look forward to actively participating in its future.”

Valmont is a global leader, designing and manufacturing engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

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